Exhibit 99.1

VIPER ENERGY PARTNERS LP, A SUBSIDIARY OF DIAMONDBACK ENERGY, INC., REPORTS SECOND QUARTER 2018 FINANCIAL AND OPERATING RESULTS

MIDLAND, Texas, August 8, 2018 (GLOBE NEWSWIRE) -- Viper Energy Partners LP (NASDAQ:VNOM) ("Viper" or the “Company”), a subsidiary of Diamondback Energy, Inc. (NASDAQ:FANG) ("Diamondback"), today announced financial and operating results for the second quarter ended June 30, 2018.

HIGHLIGHTS

•
Previously announced cash distribution of $0.600 per common unit declared for Q2 2018, up 25% quarter over quarter and 81% year over year; implies a 6.4% annualized yield based on August 6, 2018 unit closing price of $37.37

•
Q2 2018 net income of $99.4 million, consolidated adjusted EBITDA (as defined and reconciled below) of $69.1 million and cash available for distribution to Limited Partner units (as defined below) of $25.0 million

•	Q2 2018 production of 16,323 boe/d (71% oil), up 16% over Q1 2018 and 56% year over year

•	Initiating average production guidance for Q3 2018/Q4 2018 of 17,500 to 19,000 boe/d, the midpoint of which is up 12% from Q2 2018 production

•	Raising full year 2018 production guidance to 16,500 to 17,000 boe/d (70% - 73% oil), up 5% from previous full year 2018 guidance and implies 52% annualized growth over full year 2017 production

•	Closed 29 acquisitions for an aggregate purchase price of approximately $103 million in Q2 2018, increasing Viper's mineral assets by 924 net royalty acres

•
From the end of Q2 2018 through July 23, 2018, Viper had acquired or entered into definitive purchase agreements with unrelated third parties for 557 net royalty acres for an aggregate purchase price of approximately $61 million

•
Agreed to a drop down transaction ("drop down") from Diamondback for 1,696 net royalty acres for a purchase price of $175 million, subject to post-closing adjustments; expected to close in August 2018 and will increase Viper's pro forma mineral assets to 13,705 net royalty acres

•	As of August 7, 2018, there were 32 active rigs on Viper's mineral acreage and approximately 367 active permits which had been filed in the past six months

“2018 has been an exceptional year so far for Viper as we have continued to grow production at industry-leading rates due to robust growth on our legacy assets as well as outperformance on our recent acquisitions. Our acquisition machine continues to consolidate Tier 1 properties throughout the Permian Basin, and our recently announced drop down of Pecos County assets from Diamondback will provide a second core growth area operated by Diamondback,” stated Travis Stice, Chief Executive Officer of Viper’s general partner.

Mr. Stice continued, “Viper’s focus on accretive acquisitions combined with our best-in-class cost structure has directly led to seven consecutive Company record distributions. Looking forward, we now have the conviction to raise the midpoint of our full year production guidance by 5%, which will represent annualized production growth of over 50% for the full year 2018.”

FINANCIAL UPDATE

Viper's previously announced second quarter 2018 average realized prices were $62.66 per barrel of oil, $2.07 per Mcf of natural gas and $26.68 per barrel of natural gas liquids, resulting in a total equivalent price of $50.10/boe, up 33% year over year from $37.64/boe in Q2 2017 and up 2% from the Q1 2018 total equivalent price of $49.09/boe. This realization represents our highest average realized price in 14 quarters.

During the second quarter of 2018, the Company recorded total operating income of $75.4 million and net income of $99.4 million. Operating income was up 21% quarter over quarter and 106% year over year.

As of June 30, 2018, the Company had a cash balance of $33 million and approximately $125 million available under its revolving credit facility. On July 31, 2018, Viper announced the public offering of 10,080,000 common units and received total net proceeds of approximately $305 million. Pro forma for this offering and committed deals as of July 23, 2018, Viper has approximately $242 million available under its revolving credit facility and $259 million in liquidity.

SECOND QUARTER 2018 CASH DISTRIBUTION

As previously announced, the Board of Directors of Viper's general partner declared a cash distribution for the three months ended June 30, 2018 of $0.600 per common unit, up 25% quarter over quarter and 81% year over year. The distribution is payable on August 20, 2018 to unitholders of record at the close of business on August 13, 2018.

ACQUISITION UPDATE

During the second quarter of 2018, Viper acquired 924 net royalty acres for an aggregate purchase price of $103 million. To date in the third quarter, Viper has acquired or entered into definitive purchase agreements for 2,253 net royalty acres for an aggregate purchase price of $236 million, including $175 million from Diamondback via a drop down approved by the Board of Directors of the General Partner of Viper and the Board of Directors of Diamondback. This drop down is expected to close in August 2018 and includes 1,696 net royalty acres, approximately 80% of which are operated by Diamondback, primarily in Pecos county. These transactions will bring Viper's footprint of mineral interests to a total of 13,705 net royalty acres. Viper funded the recent acquisitions with cash on hand, borrowings under its revolving credit facility and proceeds from its recent offering of 10,080,000 common units.

GUIDANCE UPDATE

Below is Viper's updated guidance for the full year 2018, as well as average production guidance for Q3 2018 and Q4 2018.

Viper Energy Partners

Q3/Q4 2018 Net Production – MBoe/d	17.5 - 19.0
Total 2018 Net Production – MBoe/d	16.5 - 17.0
Oil Production - % of Net Production	70% - 73%

Unit costs ($/boe)
Gathering & Transportation	$0.10 - $0.20
Depletion	$8.00 - $11.00
G&A
Cash G&A	$0.75 - $1.25
Non-Cash Unit-Based Compensation	$0.75 - $1.25

Production and Ad Valorem Taxes (% of Revenue) (a)	7%

Capital Budget ($ - Million)
2018 Capital Spend	n/a

(a)	Includes production taxes of 4.6% for crude oil and 7.5% for natural gas and NGLs and ad valorem taxes.

CONFERENCE CALL

Viper will host a conference call and webcast for investors and analysts to discuss their results for the second quarter of 2018 on Thursday, August 9, 2018 at 10:30 a.m. CT. Participants should call (844) 400-1537 (United States/Canada) or (703) 326-5198 (International) and use the confirmation code 6898669. A telephonic replay will be available from 1:30 p.m. CT on Thursday, August 9, 2018 through Thursday, August 16, 2018 at 1:30 p.m. CT. To access the replay, call (855) 859-2056 (United States/Canada) or (404) 537-3406 (International) and enter confirmation code 6898669. A live broadcast of the earnings conference call will also be available via the internet at www.viperenergy.com under the “Investor Relations” section of the site. A replay will also be available on the website following the call.

About Viper Energy Partners LP
Viper is a limited partnership formed by Diamondback to own, acquire and exploit oil and natural gas properties in North America, with a focus on oil-weighted basins, primarily the Permian Basin in West Texas. For more information, please visit www.viperenergy.com.
About Diamondback Energy, Inc.
Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.
Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Viper assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events, including specifically the statements regarding any pending, completed or future acquisitions discussed above. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Viper. Information concerning these risks and other factors can be found in Viper’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Viper undertakes no obligation to update or revise any forward-looking statement.

Viper Energy Partners LP
Consolidated Statements of Operations
(unaudited, in thousands, except per unit data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(In thousands)
Operating income:
Royalty income	$74,420	$35,933	$136,813	$67,983
Lease bonus income	928	689	928	2,291
Other operating income	58	—	108	—
Total operating income	75,406	36,622	137,849	70,274
Costs and expenses:
Production and ad valorem taxes	4,867	2,773	9,106	4,843
Gathering and transportation	143	144	408	287
Depletion	13,260	9,672	24,785	17,519
General and administrative expenses	2,210	1,554	4,921	3,696
Total costs and expenses	20,480	14,143	39,220	26,345
Income from operations	54,926	22,479	98,629	43,929
Other income (expense):
Interest expense, net	(3,252)	(643)	(5,350)	(1,255)
Gain on revaluation of investment	4,465	—	5,364	—
Other income, net	447	313	839	127
Total other income (expense), net	1,660	(330)	853	(1,128)
Income before income taxes	56,586	22,149	99,482	42,801
Benefit from income taxes	(71,878)	—	(71,878)	—
Net income	128,464	22,149	171,360	42,801
Net income attributable to non-controlling interest	29,060	—	29,060	—
Net income attributable to Viper Energy Partners LP	$99,404	$22,149	$142,300	$42,801

Net income attributable to common limited partners per unit:
Basic	$1.36	$0.23	$1.52	$0.44
Diluted	$1.35	$0.23	$1.52	$0.44
Weighted average number of limited partner units outstanding:
Basic	73,336	97,677	93,506	96,377
Diluted	73,427	97,677	93,612	96,382

Viper Energy Partners LP
Selected Operating Data
(unaudited)

	Three Months Ended June 30, 2018	Three Months Ended March 31, 2018	Three Months Ended June 30, 2017
Production Data:
Oil (MBbls)	1,052	906	699
Natural gas (MMcf)	1,280	1,162	735
Natural gas liquids (MBbls)	221	171	133
Combined volumes (MBOE)(1)	1,485	1,271	955
Daily combined volumes (BOE/d)	16,323	14,122	10,491
% Oil	71%	71%	73%

Average sales prices:
Oil (per Bbl)	$62.66	$61.43	$45.43
Natural gas (per Mcf)	2.07	2.22	2.66
Natural gas liquids (per Bbl)	26.68	24.17	16.63
Combined (per BOE)	50.10	49.09	37.64

Average Costs (per BOE)
Production and ad valorem taxes	$3.28	$3.34	$2.90
Gathering and transportation expense	0.10	0.21	0.15
General and administrative - cash component	1.18	1.12	0.88
Total operating expense - cash	$4.56	$4.67	$3.93

General and administrative - non-cash component	$0.31	$1.01	$0.75
Interest expense	2.19	1.65	0.67
Depletion	8.93	9.07	10.13

(1)	Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.

NON-GAAP FINANCIAL MEASURES
Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Viper defines Adjusted EBITDA as net income plus interest expense, net, non-cash unit-based compensation expense, depletion, gain on revaluation of investments and benefit from income taxes. Adjusted EBITDA is not a measure of net income as determined by United States’ generally accepted accounting principles, or GAAP. Management believes Adjusted EBITDA is useful because it allows it to more effectively evaluate Viper’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of Viper’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Viper defines cash available for distribution generally as an amount equal to its Adjusted EBITDA for the applicable quarter less cash needed for debt service and other contractual obligations and fixed charges and reserves for future operating or capital needs that the board of directors of Viper’s general partner may deem appropriate. Viper’s computations of Adjusted EBITDA and cash available for distribution may not be comparable to other similarly titled measures of other companies or to such measure in its credit facility or any of its other contracts.
The following tables present a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and cash available for distribution to the GAAP financial measure of net income.

Viper Energy Partners LP
(unaudited, in thousands, except per unit data)

	Three Months Ended June 30, 2018	Three Months Ended March 31, 2018	Three Months Ended June 30, 2017
Net income	$128,464	$42,896	$22,149
Interest expense, net	3,252	2,098	643
Non-cash unit-based compensation expense	452	1,288	718
Depletion	13,260	11,525	9,672
Gain on revaluation of investment	(4,465)	(899)	—
Benefit from income taxes	(71,878)	—	—
Consolidated Adjusted EBITDA	69,085	56,908	33,182
EBITDA attributable to noncontrolling interest	(43,642)	—	—
Adjusted EBITDA attributable to Viper Energy Partners LP	$25,443	$56,908	$33,182

Adjustments to reconcile Adjusted EBITDA to cash available for distribution:
Debt service, contractual obligations, fixed charges and reserves	(437)	(1,952)	(685)
Units - dividend equivalent rights	(25)	—	—
Preferred distributions	(23)	—	—
Cash available for distribution	$24,958	$54,956	$32,497

Limited Partner units outstanding	41,471	113,882	97,764

Cash available for distribution per limited partner unit	$0.60	$0.48	$0.332

Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@viperenergy.com

Source: Viper Energy Partners LP; Diamondback Energy, Inc.